                                                                   EXHIBIT IV(A)

                  INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES
                SUPPLEMENTAL CONSOLIDATED STATEMENT OF EARNINGS*
                                 1997 AND 1996
                                  (UNAUDITED)

                                                                                                1997       1996
                                                                                              ---------  ---------
                                                                                              (DOLLARS IN MILLIONS
                                                                                                EXCEPT PER SHARE
                                                                                                    AMOUNTS)
Revenue:
  Hardware sales............................................................................  $  36,229  $  36,316
  Services..................................................................................     19,302     15,873
  Software..................................................................................     12,844     13,052
  Maintenance...............................................................................      6,402      6,981
  Rentals and financing.....................................................................      3,731      3,725
                                                                                              ---------  ---------
Total revenue...............................................................................     78,508     75,947
Cost:
  Hardware sales............................................................................     23,538     23,396
  Services..................................................................................     15,281     12,647
  Software..................................................................................      3,784      4,082
  Maintenance...............................................................................      3,394      3,659
  Rentals and financing.....................................................................      1,902      1,624
                                                                                              ---------  ---------
Total cost..................................................................................     47,899     45,408
Gross profit................................................................................     30,609     30,539
Operating expenses:
  Selling, general and administrative.......................................................     16,634     16,854
  Research, development and engineering.....................................................      4,877      4,654
                                                                                              ---------  ---------
Total operating expenses....................................................................     21,511     21,508
Operating income............................................................................      9,098      9,031
Other income, principally interest..........................................................        657        707
Interest expense............................................................................        728        716
                                                                                              ---------  ---------
Earnings before income taxes................................................................      9,027      9,022
Provision for income taxes..................................................................      2,934      3,158
                                                                                              ---------  ---------
Net earnings................................................................................      6,093      5,864
Preferred stock dividends and transaction costs.............................................         20         20
                                                                                              ---------  ---------
Net earnings applicable to common shareholders..............................................  $   6,073  $   5,844
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Net earnings per share common stock.........................................................  $    6.18  $    5.53
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Net earnings per share common stock--assuming dilution......................................  $    6.01  $    5.41
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Average number of common shares outstanding (millions)......................................      983.3    1,056.7

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*   See text in Exhibit IV